                                                               EXHIBIT 99.(a)(7)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The offer is made solely by the Offer to Purchase dated November 3, 1995 and the related Letter of Transmittal and is being made to all holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the offer or the acceptance thereof would not be in
                compliance with the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                        1,478,036 SHARES OF COMMON STOCK
                                       OF
                        UNITED OKLAHOMA BANKSHARES, INC.
                                       AT
                              $0.50 NET PER SHARE
                                       BY
                             AMERIBANK CORPORATION

Ameribank Corporation, an Oklahoma corporation (the "Purchaser"), is offering to purchase 1,478,036 shares of Common Stock, par value $1.00 per share (the "Shares"), of United Oklahoma Bankshares, Inc., an Oklahoma corporation (the "Company"), at a purchase price of $0.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 1995 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., OKLAHOMA CITY TIME ON MONDAY, DECEMBER 4, 1995 UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the number of Shares beneficially owned by the Purchaser prior to the commencement of the Offer, represents at least a majority of the total number of outstanding shares on a fully diluted basis, and (ii) the Purchaser receiving regulatory approval, authorization and consent from all governmental and quasi-governmental agencies having or claiming jurisdiction over the Company and/or the Purchaser, including without limitation, the Board of Governors of the Federal Reserve System and the Commissioner of the Oklahoma Department of Banking, in form, scope and substance satisfactory to the Purchaser, in the Purchaser's sole discretion, to acquire up to





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Ninety-Four Percent (94%) of the outstanding shares of Common Stock of the
Company. The purpose of the Offer is to acquire control of, and ownership of up to Ninety-Four Percent (94%) of the common equity interest in the Company. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 13 and 15 of the Offer to Purchase.

The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open for any reason by giving oral or written notice of such extension to Liberty Bank & Trust Company of Oklahoma City, N.A. (the "Depositary") and by making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below).

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. If more than 1,478,036 Shares are validly tendered and not withdrawn prior to the Expiration Date, the Purchaser expressly reserves the right to purchase such additional Shares or to purchase Shares tendered on a pro rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder during the Offer pursuant to Rule 14d-8 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Shares, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal.

Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after January 1, 1996 (or such later date as may apply in case the Offer is extended). The term "Expiration Date" means 5:00 p.m., Oklahoma City time, on Monday, December 4, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the Letter of Transmittal. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates for Shares have been delivered to the Depositary, the name of the registered holder of the Shares as set forth in the certificate for such Shares, if different from that of the person who tendered such Shares. If certificates for Shares to be





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withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial number shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer), except in the case of Shares tendered for the account of an Eligible Institution. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

A request is being made to the Company for the use of its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Purchaser has retained the services of Regan & Associates, Inc. to assist the Purchaser with delivery of the Offer to Purchase and related materials to shareholders, brokers and other nominees, and to received inquiries from shareholders related to the Offer. Questions and requests for assistance may be directed to Regan & Associates, Inc. at the address and telephone number listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the Purchaser's expense. Except for services provided by Regan & Associates, Inc., no fees or commissions will be paid to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.

                            Regan & Associates, Inc.
                                  15 Park Row
                              New York, NY  10038
                                1-800-737-3426

November 3, 1995





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